                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             POWERCERV CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                             POWERCERV CORPORATION
                             400 NORTH ASHLEY DRIVE
                                   SUITE 2700
                              TAMPA, FLORIDA 33602
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 1, 2001
                             ---------------------

Dear PowerCerv Shareholder:

     PowerCerv Corporation will hold its 2001 Annual Meeting of Shareholders at PowerCerv's executive offices located at 400 North Ashley Drive, Suite 2700, Tampa, Florida 33602, on Friday, June 1, 2001 at 10:00 a.m., eastern time.

     We are holding this meeting to:

     1. elect five directors to hold office for a one-year term expiring in 2002;

     2. ratify the appointment of Grant Thornton LLP as the independent auditors for PowerCerv for the fiscal year ending December 31, 2001;

     3. approve an amendment to PowerCerv's Articles of Incorporation to effect a stock combination (reverse stock split) as a result of which PowerCerv shareholders will receive one share of PowerCerv common stock, par value $.001 per share, in exchange for that number of shares of common stock between three and nine (as determined by PowerCerv's Board of Directors on or before August 1, 2001) owned as of the effective date of the reverse stock split; and

     4. transact other business properly presented at the meeting.


     Only shareholders of record at the close of business on April 20, 2001 are entitled to notice of and to vote at this meeting. For ten days before the meeting, a complete list of the shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relating to the meeting during ordinary business hours at the executive offices of PowerCerv in Tampa, Florida. This proxy statement, proxy card and PowerCerv's 2000 Annual Report to Shareholders are being mailed on or about May 9, 2001.


     EACH SHAREHOLDER, EVEN THOUGH HE OR SHE MAY NOT PLAN TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY CARD AND TO RETURN IT WITHOUT DELAY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/Kimberly Robbins
                                          Kimberley Robbins
                                          Secretary

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS.......................................    1
PROPOSAL 1. ELECTION OF DIRECTORS...........................    3
PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT
  AUDITORS..................................................    4
AUDIT COMMITTEE REPORT......................................    4
PROPOSAL 3. APPROVAL OF REVERSE STOCK SPLIT.................    5
STOCK OWNERSHIP.............................................   12
  Directors and Executive Officers..........................   12
  5% Shareholders...........................................   12
  Section 16(a) Beneficial Ownership Reporting Compliance...   13
MANAGEMENT..................................................   14
  Directors and Executive Officers..........................   14
EXECUTIVE COMPENSATION......................................   16
  Summary Compensation Table................................   16
  Option Grants During Fiscal Year 2000.....................   16
  Aggregate Option Exercises in Last Fiscal Year and Fiscal
     Year-End Option Values.................................   17
  Employment Agreements.....................................   17
  Compensation Committee Interlocks and Insider
     Participation..........................................   19
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.....   20
PERFORMANCE GRAPH...........................................   22
CERTAIN TRANSACTIONS........................................   23
PROPOSALS OF SHAREHOLDERS FOR THE NEXT ANNUAL MEETING.......   23
OTHER MATTERS...............................................   24
Appendix A        PowerCerv Corporation Audit Committee
                  Charter
Appendix B        Form of Articles of Amendment to
                  PowerCerv's Articles of Incorporation

                             QUESTIONS AND ANSWERS

Q:    WHY DID YOU SEND ME THIS PROXY STATEMENT?

A: We sent you this proxy statement and the enclosed proxy card because PowerCerv's Board of Directors is soliciting your proxy to vote your shares at PowerCerv's 2001 Annual Meeting of Shareholders. This proxy statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission ("SEC") and which is designed to assist you in voting.

Q:    WHEN IS THE ANNUAL MEETING AND WHERE WILL IT BE HELD?

A: The Annual Meeting will be held on Friday, June 1, 2001 at 10:00 a.m. at the executive offices of PowerCerv Corporation, 400 North Ashley Drive, Suite 2700, Tampa, Florida 33602.

Q:    WHAT MAY I VOTE ON?

A: (1) The election of five directors to hold office for a one-year term expiring in 2002.

      (2) Ratification of appointment of Grant Thornton LLP as independent auditors for PowerCerv for the fiscal year ending December 31, 2002.

      (3) An amendment to PowerCerv's Articles of Incorporation to effect a stock combination (reverse stock split).

Q:    HOW DOES POWERCERV'S BOARD OF DIRECTORS RECOMMEND I VOTE ON THE PROPOSALS?

A:    PowerCerv's Board recommends a vote FOR the proposals.

Q:    WHO IS ENTITLED TO VOTE?

A: Only those who owned PowerCerv common stock at the close of business on April 20, 2001 (the "Record Date") are entitled to vote at the Annual Meeting.

Q:    HOW DO I VOTE?

A: You may vote your shares either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to complete the enclosed proxy card and return it promptly in the enclosed envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the proposals. You have the right to revoke your proxy at any time before the meeting by:

      (1) notifying PowerCerv's Corporate Secretary;

      (2) voting in person; or

      (3) returning a later-dated proxy card.

Q:    HOW MANY SHARES CAN VOTE?

A: As of the Record Date, 13,811,210 shares of PowerCerv's common stock were issued and outstanding. Every PowerCerv shareholder is entitled to one vote for each share of PowerCerv common stock held on the Record Date.

Q:    WHAT IS A "QUORUM"?

A: A "quorum" is a majority of the outstanding shares. They may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held and a proposal must receive more than 50% of the shares voting to be adopted. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. Abstentions, however, are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention.

Q:    HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

A: Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to Marc J. Fratello, PowerCerv's Chairman of the Board and Chief Executive Officer and Lawrence J. Alves, PowerCerv's Vice President of Finance and Chief Financial Officer, or either of them, to vote on such matters at their discretion.

Q: WHEN ARE THE SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING OF SHAREHOLDERS DUE?


A: All shareholder proposals to be considered for inclusion in next year's proxy statement must be submitted in writing to Kimberley Robbins, Corporate Secretary, PowerCerv Corporation, 400 North Ashley Drive, Suite 2700, Tampa, Florida 33602, by January 5, 2002.


Q:    WHO WILL PAY FOR THIS PROXY SOLICITATION?

A: PowerCerv will pay all the costs of soliciting these proxies. In addition to mailing proxy solicitation material, our directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders.

                       PROPOSAL 1. ELECTION OF DIRECTORS

     PowerCerv's Board of Directors currently consists of five members. Although PowerCerv's Bylaws authorize up to nine directors, at the meeting, you and the other shareholders will elect only five individuals to serve until the 2002 Annual Meeting. The Board of Directors has nominated Roy E. Crippen, III, Robert
H. Davies, Marc J. Fratello, O.G. Greene and Shawn M. Severson to stand for election at the Annual Meeting. Detailed information on each nominee is provided on pages 13 and 14. Each of the nominees for director is a current member of the Board of Directors.

     The individuals named as proxies will vote the enclosed proxy for the election of Messrs. Crippen, Davies, Fratello, Greene and Severson unless you direct them to withhold your votes. If any nominee becomes unable or unwilling to stand for election, the Board may reduce the size of the Board of Directors or designate a substitute. If a substitute is designated, proxies voting for the original nominee will be cast for the substituted nominee.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

     The full Board of Directors considers all major decisions concerning PowerCerv. The Board has established, however, the following two standing committees so that certain important areas can be addressed in more depth than may be possible in a full Board meeting:

     - Compensation Committee. The Compensation Committee reviews and approves PowerCerv's compensation plans covering executive officers and other key management employees; reviews the competitiveness of PowerCerv's total compensation practices; determines the annual base salaries and incentive awards to be paid to executive officers and approves the annual salaries of all executive officers and certain other key management employees; and reviews and approves special hiring and severance arrangements with executive officers. The members are Roy Crippen, Marc Fratello and Robert Davies. The Compensation Committee held three meetings in 2000.

     - Audit Committee. The Audit Committee recommends to the Board for appointment, the independent auditors to be selected to audit the financial statements of PowerCerv. The Audit Committee discusses with the auditors their independence and obtains at least annually the auditors written statement describing their independent status. The Audit Committee reviews with management of PowerCerv and the independent auditors, financial statements and any financial reports or other financial information submitted to the public. The Audit Committee also has periodic discussions with management and the independent auditors regarding the quality and adequacy of PowerCerv's internal controls.

     PowerCerv's Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as Appendix A to this proxy statement. The members of the Audit Committee are currently O.G. Greene, Robert Davies, and Shawn Severson. Messrs. Greene, Davies and Severson are independent, as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The Audit Committee held four meetings in 2000.

     PowerCerv does not have a nominating committee. This function is performed by the Board of Directors.

     PowerCerv's Board met seven times during 2000. Each director attended more than 75% of the total number of meetings of PowerCerv's Board and Committees on which he served. In addition, the Board of Directors took action 40 times during 2000 by written consent in lieu of a meeting.

COMPENSATION OF DIRECTORS

     Directors who are not employees of PowerCerv were paid $1,000 for each Board meeting attended, except for O.G. Green who was paid $2,000 per meeting. Each non-employee director also received an option to purchase 15,000 shares of PowerCerv's common stock pursuant to PowerCerv's 1995 Stock Option Plan (the "Stock Option Plan"), which vest ratably over twelve months and have an exercise price equal to the fair market value on the day of grant. All non-employee directors also receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of PowerCerv's Board. No director who is an employee of PowerCerv receives separate compensation for services rendered as a director.

VOTE REQUIRED; RECOMMENDATION

     The five nominees for election as directors will be elected at the meeting by a plurality of all the votes cast at the meeting, meaning that the five nominees who receive the most votes will be elected. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR.

        PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Grant Thornton LLP to audit the financial statements of PowerCerv for the fiscal year ending December 31, 2001. Grant Thornton LLP has served as PowerCerv's independent certified public accountants since September 2000. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

                             AUDIT COMMITTEE REPORT

     PowerCerv's Audit Committee serves to assist the Board in fulfilling the oversight responsibilities it has under the law with respect to financial reports and other financial information provided by PowerCerv to the public, PowerCerv's systems of internal controls regarding finance and accounting that management and the Board have established, and PowerCerv's auditing, accounting, and financial reporting processes generally. PowerCerv's management has primary responsibility for preparing PowerCerv's financial statements and its financial reporting process. PowerCerv's independent accountants, Grant Thornton LLP, are responsible for expressing an opinion on the conformity of PowerCerv's audited financial statements to generally accepted accounting principles.

     In this context, the Audit Committee reports as follows:

          1. The Audit Committee has reviewed and discussed the audited financial statements with PowerCerv's management.

          2. The Audit Committee has discussed with Grant Thornton LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

          3. The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with Grant Thornton LLP their independence.

          4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to PowerCerv's Board, and the Board has approved, that the audited financial statements be included in PowerCerv's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                          Submitted by the Audit Committee

                                          O.G. Greene
                                          Robert Davies
                                          Shawn Severson

CHANGE IN POWERCERV'S CERTIFYING ACCOUNTANT


     Effective September 26, 2000, PowerCerv appointed Grant Thornton LLP as its independent accountant for the remainder of 2000. On September 25, 2000, Ernst & Young LLP was advised that they were dismissed as PowerCerv's independent accountant. PowerCerv's change in accountants was approved by its Company's Board of Directors.



     Ernst & Young LLP's report on financial statements of PowerCerv for the fiscal years ending December 31, 1998 and December 31, 1999 contained no adverse opinion, disclaimer of opinion or was qualified or modified as to uncertain audit scope or accounting principles.



     In connection with its audit for the fiscal years ended December 31, 1998 and December 31, 1999 and the subsequent interim period preceding the notice, there were no disagreements between PowerCerv and Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make a reference to the subject matter of that disagreement in its reports on PowerCerv's financial statements for those fiscal periods.



     During the past two fiscal years and the subsequent interim period preceding the engagement by PowerCerv of Grant Thornton LLP as its independent accountant, PowerCerv did not consult Grant Thornton LLP regarding any matters of the type set forth in Item 304(a)(2) of Regulation S-K.



     PowerCerv has provided Ernst & Young LLP and Grant Thornton LLP a copy of the foregoing disclosures. Attached as Exhibit 16 to PowerCerv's Form 8-K filed on September 28, 2000, is the response of Ernst & Young LLP to those disclosures.


AUDIT AND OTHER FEES


     The fees billed to PowerCerv by Grant Thornton LLP for fiscal year 2000 were as follows:



     Audit Fees. Audit fees billed to us by Grant Thornton for its audit of PowerCerv's annual financial statements and its review of PowerCerv's quarterly financial statements was $79,070, of which $30,000 was billed in fiscal year 2000.



     Financial Information Systems Design and Implementation Fees. Grant Thornton LLP did not bill us for any fees related to financial information systems design and implementation.



     All Other Fees. Fees billed to us by Grant Thornton LLP for all other non-audit services rendered, including tax related services totaled $24,436 of which $3,441 was billed in the fiscal year 2000.



     All persons who spent more than fifty percent of their hours of employment on performing audits of us during fiscal year 2000 were full-time permanent employees of Grant Thornton LLP.



     The Audit Committee has considered whether the provision of the services included in the category "All Other Fees" is compatible with maintaining the independence of Grant Thornton LLP.


REQUIRED VOTE; RECOMMENDATION OF BOARD OF DIRECTORS


     Ratification of the appointment of PowerCerv's independent auditors requires the affirmative vote of a majority of the votes cast. If the shareholders do not approve the selection of Grant Thornton LLP, the appointment of the independent auditors will be reconsidered by the Board of Directors. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.


   PROPOSAL 3. APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO EFFECT A
         REVERSE STOCK SPLIT OF THE OUTSTANDING SHARES OF COMMON STOCK


     On March 22, 2001, the Board of Directors approved, and recommended that the shareholders approve, an amendment to the Articles of Incorporation to effect a reverse stock split of the common stock, on the terms described herein. The Board of Directors has declared the amendment to the Articles of Incorporation to be generally advisable and has recommended that the amendment be presented to the shareholders of PowerCerv for approval. In order for the Board of Directors to retain a degree of flexibility regarding the extent of the reverse stock split, PowerCerv is asking shareholders to approve multiple proposals with respect to a reverse stock split with a split ratio ranging from three to nine (i.e., PowerCerv would issue one new share of common stock in exchange for not less than three nor more than nine outstanding shares of common stock). In order for the Board of Directors to exercise discretionary authority in determining the actual split ratio to be implemented, at the time of filing the proposed amendment to the Articles of Incorporation, shareholders are being asked to approve each of the proposed amendments to the Articles of Incorporation reflecting split ratios within that range (i.e., 1-for-3, 1-for-4, 1-for-5, 1-for-6, 1-for-7, 1-for-8 and 1-for-9). The complete text of the Articles of Amendment that would be filed in the office of the Secretary of State of the State of Florida to effect the reverse stock split is set forth in Appendix B to this proxy statement.


BACKGROUND


     Our common stock is currently quoted on the Nasdaq National Market. In order for our common stock to continue to be quoted on the Nasdaq National Market, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, these listing standards require that:



     - we have net tangible assets (defined as total assets, excluding goodwill, minus total liabilities) of at least $4 million;



     - our common stock have an aggregate market value of shares held by persons other than officers, directors and shareholders holding 10% or more of the total outstanding shares of common stock (referred to as the market value of public float) of at least $5,000,000; and



     - our common stock have a minimum bid price of at least $1.00 per share.



     At present, PowerCerv does not satisfy any of the above requirements.



     We received a letter from the Nasdaq staff, dated November 29, 2000, advising us that our common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive trading days as required by applicable NASD Marketplace Rules. PowerCerv was provided a 90 calendar day "grace period" (until February 27, 2001) to regain compliance with the minimum bid price requirement. If, at any time during the 90-day period, the bid price of the common stock had reached at least $1.00 for a minimum of 10 consecutive trading days, the Nasdaq staff would have determined PowerCerv complied with the minimum bid price requirement. Our common stock did not regain compliance with this requirement for a minimum 10-consecutive trading days during the grace period.



     We received a second letter from the Nasdaq staff, dated January 9, 2001, advising us that our common stock failed to maintain a minimum market value of public float of $5,000,000 over the prior 30 consecutive trading days as required by applicable NASD Marketplace Rules. PowerCerv was provided a 90 calendar day "grace period" (until April 9, 2001) to regain compliance. If, at any time during the 90-day period, the market value of public float of our common stock had reached at least $5,000,000 for a minimum of 10 consecutive trading days, the Nasdaq staff would have determined PowerCerv complied with the market value of public float requirement. Our common stock did not regain compliance with this requirement for a minimum 10-consecutive trading days during the grace period.



     By letter dated February 28, 2001, the Nasdaq staff advised us that, having failed to demonstrate the ability to sustain compliance with the minimum bid price requirement within the 90-day grace period, our common stock would be delisted from the Nasdaq National Market at the opening of business on March 8, 2001. PowerCerv, in accordance with NASD Marketplace Rules, appealed the Nasdaq staff's determination, requesting an oral hearing before a Nasdaq Listing Qualifications Panel. The hearing request operated to stay the delisting of our common stock pending the panel's decision.



     The oral hearing was held on April 6, 2001, at which time we addressed the listing maintenance standard deficiencies with respect to the minimum bid price, market value of public float and net tangible assets requirements (the last of these raised by the Nasdaq staff shortly before the hearing). At the hearing, we advised the panel that we would take affirmative steps to achieve compliance with the minimum bid price requirement by effecting a reverse stock split. A reverse stock split should have the effect of increasing the trading price of our common stock because it will result in a proportionate increase in our reported earnings per share. The Board of Directors believes that the proposed reverse stock split is likely to result in the bid price for our common stock increasing over the $1.00 minimum bid price requirement.

     We also highlighted to the panel that PowerCerv is currently in full compliance with all of the listing maintenance standards applicable to the Nasdaq SmallCap Market (other than the $1.00 per share minimum bid price requirement), should the panel determine not to grant us an exception period, during which the common stock would remain listed on the Nasdaq National Market, to address the other Nasdaq National Market listing maintenance standards with which we are not currently in compliance. Under such circumstances, the panel may determine to move our common stock to the Nasdaq SmallCap Market. The listing maintenance standards applicable to the Nasdaq SmallCap Market include:



     - net tangible assets of at least $2 million or a market capitalization of at least $35 million or net income (in latest fiscal year or two of the three last fiscal years) of at least $500,000;



     - market value of public float of at least $1 million; and



     - a minimum bid price of at least $1.00 per share.


Given the prospect of the panel determining to move our common stock to the Nasdaq SmallCap Market (for which the minimum bid price requirement is the same as applicable to the Nasdaq National Market), the Board of Directors believes that effecting a reverse stock split may be essential to continued Nasdaq listing.


     If the panel determines to delist our common stock from Nasdaq, it would likely commence trading in the over-the-counter market on the OTC Bulletin Board or what is referred to as the "pink sheets." In that case, you could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock. In addition, if our common stock is delisted from trading on Nasdaq and the trading price of the common stock remains below $5.00 per share, trading in our common stock would also be subject to certain rules promulgated under the Securities Exchange Act of 1934, which require additional sales practices by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). For example, broker-dealers must make a special suitability determination for the purchaser, receive the purchaser's written consent to the transaction prior to sale, and make special disclosures regarding sales commissions, current stock price quotations, recent price information and information on the limited market in penny stock. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of our common stock and the ability of investors to trade our common stock.



     Even though the reverse stock split, by itself, would not impact PowerCerv's assets or prospects, the reverse stock split could be followed by a decrease in the aggregate market value of the common stock. The Board of Directors, however, believes that this risk is offset by the prospect that the reverse stock split will improve the likelihood that PowerCerv will be able to maintain its Nasdaq listing. The Board of Directors considered the potential harm to PowerCerv of a delisting from Nasdaq, and determined that a reverse stock split was the best way of achieving compliance with Nasdaq's minimum bid price requirement. Accordingly, the Board adopted resolutions declaring the advisability of, and hereby submits to our shareholders for approval, a proposal to amend our Articles of Incorporation to effect a stock combination (reverse stock split) of our outstanding shares of common stock ranging between 1-for-3 and 1-for-9, pursuant to which our Board will determine the ratio of the reverse stock split within the foregoing range. The Board has proposed an exchange ratio range in order to give it the flexibility to select an exchange ratio that it believes will cause the per share trading price of the common stock to reach and maintain a level well above $1.00. The Board will make its determination regarding the split ratio based on a number of factors including:



     - prevailing market conditions at the time the reverse split is effected;



     - the per share price of the common stock immediately prior to its determination of the split exchange ratio;



     - the historical fluctuations or patterns in the trading price and volume of the common stock;



     - projections for PowerCerv's financial condition and results of operations in both the short- and long-term; and



     - other facts and circumstances the Board may deem relevant to increase the per share trading price of the common stock well above the $1.00 level, based on an assumed rise in the market price of our common stock proportional to the reduction in the number of shares of our common stock resulting from the reverse stock split, so as to enhance the likelihood of PowerCerv being able to sustain compliance with the $1.00 per share minimum bid price requirement for the reasonably foreseeable future.



     The table below depicts the effects of the reverse stock split upon the number of shares of common stock outstanding, the number of shares of common stock reserved for future issuance and the number of authorized but unissued shares of common stock.



                                                                                       UNISSUED AND
                                                          COMMON STOCK    RESERVED      AUTHORIZED
REVERSE STOCK SPLIT                                      OUTSTANDING(1)   SHARES(2)    COMMON STOCK
-------------------                                      --------------   ---------   --------------
Before Split...........................................    13,811,210     4,675,000     11,188,790
1-for-3................................................     4,603,737     1,558,333     20,376,263
1-for-4................................................     3,452,803     1,168,750     21,547,197
1-for-5................................................     2,762,242       552,448     22,237,758
1-for-6................................................     2,301,868       779,166     22,698,132
1-for-7................................................     1,973,030       667,557     23,026,970
1-for-8................................................     1,726,401       884,375     23,273,599
1-for-9................................................     1,534,579       519,444     23,465,421


---------------


(1)As of April 20, 2001. No adjustment to the number of shares of common stock outstanding has been made for the amount of reserves shares shown in this table.


(2)Represents shares of common stock reserved for potential issuance pursuant to PowerCerv's Stock Option Plan.


(3)Equals the total number of shares of common stock authorized less shares outstanding.



     By approving the proposed amendment, shareholders are being asked to approve a separate amendment to the Articles of Incorporation corresponding to each of the possible reverse stock split ratios between three and nine, with the Board having the authority to give its final approval to only one of such amendments.



     By approving the proposed amendment, shareholders will be authorizing the Board to implement the reverse stock split, in the ratio determined by the Board to be in the best interests of the shareholders at the time of implementation, at any time on or before August 1, 2001, or to abandon the reverse if the Board determines the reverse stock split is not necessary to avoid delisting or if it determines that the reverse stock split will not be beneficial for any other reason. If the proposed amendment to our Articles of Incorporation is approved by shareholders, the reverse stock split will become effective at such time as we file the amendment, for which the Board provides its final approval, with the Secretary of State of the State of Florida. If the amendment has not been filed with the Florida Secretary of State by the close of business on such date, the Board will either resolicit shareholder approval or abandon the reverse stock split.



     We believe that the reverse split will improve the price level of our common stock so that we are able to maintain compliance with the Nasdaq listing standards. We also believe that the higher share price could help generate interest in PowerCerv among investors. Furthermore, we believe that maintaining our Nasdaq National Market listing (or, in the event of a movement of the common stock to the Nasdaq SmallCap Market, our meeting the continued listing requirements applicable to the Nasdaq SmallCap Market) may provide us with a broader market for our common stock. There can be no assurance, however, that
(1) approval and implementation of the reverse stock split will succeed in maintaining the bid price of the common stock above $1.00 per share, (2) even if Nasdaq's minimum bid price maintenance standard were satisfied, we would be able to meet our other quantitative continued listing requirements, or (3) our common stock would not be delisted for other reasons.



     If shareholders fail to approve the proposed amendments to our Articles of Incorporation, it is uncertain whether our common stock will trade at a price above $1.00 per share. Because maintaining a minimum bid price of $1.00 per share is a requirement for the continued listing of our common stock on both the Nasdaq National Market and the Nasdaq SmallCap Market, the failure to satisfy this requirement will almost assuredly cause our common stock to be delisted by Nasdaq.

MATERIAL EFFECTS OF PROPOSED REVERSE SPLIT


     The effect of the reverse split upon the market price for our common stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that the market price per share of our common stock after the reverse split will rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse split. There is no assurance that the market price per share of our common stock will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq. The market price of our common stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding. Further, in the event the panel determines to grant to the Company an exception period to achieve compliance with all of the applicable listing requirements of either the Nasdaq National Market or the Nasdaq SmallCap Market, there is no assurance that the Company will be able to achieve or maintain compliance with all other listing requirements.



     The principal effect of the reverse split will be that (i) the number of shares of common stock issued and outstanding will be reduced from 13,811,210 shares to between approximately 4,603,737 and 1,534,579 shares depending on the split ratio, (ii) all outstanding options entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise of their options, between one-third and one-ninth of the number of shares of common stock that such holders would have been able to purchase upon exercise of their options immediately preceding the reverse split at an exercise price equal to between 3 and 9 times the exercise price specified before the reverse split, resulting in the same aggregate price being required to be paid therefor upon exercise of the options immediately preceding the reverse split and (iii) the number of shares reserved for issuance in our Stock Option Plan will be reduced to between 1/3 and 1/9 of the number of shares currently included in such plan.



     The reverse split will not effect the par value of our common stock. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced to between 1/3 and 1/9 of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.



     The reverse split will not change the proportionate equity interests of our shareholders, nor will the respective voting rights and other rights of shareholders be altered, except for minor differences resulting from adjustments for fractional shares. The common stock issued pursuant to the reverse split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.



     The reverse split will have no effect on the total number of our authorized shares of common stock. Upon effectiveness of the reverse split, however, the number of authorized shares of common stock that are not issued or outstanding would increase from approximately 11.2 million to between approximately 20.4 and
23.4 million depending on the size of the reverse split. We may issue authorized but unissued shares of our common stock in our discretion. Although this increase could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of PowerCerv with another company), the reverse split proposal is not being proposed in response to any effort of which we are aware to accumulate our shares of common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to the board of directors and shareholders. Other than the reverse split proposal, the Board does not currently contemplate recommending the adoption of any other amendments to our Articles of Incorporation that could be construed to effect the ability of third parties to take over or change control of PowerCerv, nor is the reverse split being recommended by the Board as part of an anti-takeover strategy. For more information regarding the anti-takeover effects of provisions within PowerCerv's Articles of Incorporation and By-laws, see the disclosure below under the caption "Anti-Takeover Effects of PowerCerv's Organizational Documents."



     Shareholders should recognize that if the reverse split is effectuated they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately before the filing of the amendment to the Articles of Incorporation divided by a number between 3 and 9). While we expect that the reverse split will result in an increase in the market price of our common stock, there is no assurance that the reverse split will increase the market price of our common stock by a multiple equal to the exchange number or result in the permanent increase in the market price (which is dependent upon many factors, including our performance and prospects). Also, should the market price of our common stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would pertain in the absence of a reverse split. Furthermore, the possibility exists that liquidity in the market price of our common stock could be adversely effected by the reduced number of shares that would be outstanding after the reverse split. In addition, the reverse split will increase the number of shareholders of PowerCerv who own odd lots (less than 100 shares). Shareholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there is no assurance that the reverse split will achieve the desired results that have been outlined above.


ANTI-TAKEOVER EFFECTS OF POWERCERV'S ORGANIZATIONAL DOCUMENTS



     Certain existing provisions of our Articles of Incorporation and By-laws could delay or prevent a merger, tender offer or proxy contest to take control of the company after the reverse stock split. Specifically, our Articles of Incorporation permit removal of directors only for cause by the shareholders of PowerCerv at a meeting by the affirmative vote of at least 75% of the outstanding shares of common stock. Our Articles of Incorporation establish an advance notice procedure for the nomination of candidates for election as directors, as well as for other shareholder proposals to be considered at shareholders' meetings. Special meetings of the shareholders may only be called by the Board of Directors, the Chairman of the Board, the President, or the holders of not less than 25% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting.



     Our Articles of Incorporation also contain a "fair price" provision, which is intended to ensure that the consideration paid by an acquiror in certain transactions involving PowerCerv that follow a successful tender offer must be no less than the highest consideration offered pursuant to the tender offer. Among other things, such transactions must be approved by (i) the holders of at least 80% of the outstanding common stock and (ii) the holders of a majority of the outstanding common stock other than the interested shareholder.



     We are also subject to several anti-takeover provisions that apply to a public corporation organized under Florida law, unless the corporation has elected to opt out of those provisions in its articles of incorporation or bylaws. We have not elected to opt out of those provisions. The Florida Business Corporation Act (the "FBCA") prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a "control share acquisition" unless the holder of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors, or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of all of a corporation's voting power: (i) one-fifth or more but less than one-third of such voting power, (ii) one-third or more but less than a majority of such voting power, and
(iii) more than a majority of such voting power.



     The provisions discussed above, as well as any increase in the number of authorized but unissued shares of our common stock created by the reverse stock split, could enable our Board of Directors to render more difficult or discourage a bid or attempt by another person or entity to obtain control of PowerCerv or to remove incumbent management, even if such attempts were favored by a majority of independent shareholders or would result in shareholders receiving a premium above market price in exchange for their stock. The Board of Directors does not, however, view the reverse stock split as an anti-takeover measure, and has no present intention of issuing any additional authorized but unissued shares created by the reverse stock split for such purposes.

PROCEDURE FOR EFFECTING REVERSE SPLIT AND EXCHANGE OF STOCK CERTIFICATES


     If the reverse split is approved by our shareholders, we will promptly file an amendment to our Articles of Incorporation with the Secretary of State of the State of Florida. Before we file this amendment, the Board of Directors must provide its final approval with respect to the reverse stock split ratio then deemed to be in the best interests of the shareholders. Our Board of Directors reserve the right, notwithstanding shareholder approval and without further action by shareholders, to decide not to proceed with the reverse split if, at any time before its effectiveness the Board determines in its sole discretion that it is no longer in the best interests of PowerCerv and its shareholders. The reverse split will become effective, if at all, on the date of such filing, which we will refer to as the "effective date." On the effective date, each certificate representing shares of our common stock held by our shareholders of record will be converted into that number of whole shares of common stock equal to the number of shares owned immediately before the effectiveness of the reverse stock split divided by a number between 3 and 9 (as determined by the Board) and adjusted for any fractional shares.


     As soon as practicable after the effective date, shareholders will be notified that the reverse split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the "exchange agent." We will ask our shareholders to surrender to the exchange agent certificates representing their shares of our common stock in exchange for new certificates representing shares of our common stock according to the procedures set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a shareholder until such shareholder has surrendered his outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. You should not destroy any of your stock certificates representing our common stock. Nor should you submit any certificates to the exchange agent until requested to do so.

     If your certificate representing shares of our common stock is lost, destroyed or stolen, you will be entitled to issuance of a new stock certificate representing post-split shares upon compliance with such requirements as we and our exchange agent customarily apply in connection with lost, destroyed or stolen certificates. Shareholders have no right under Florida law or under the Company's Articles of Incorporation or Bylaws to dissent from the reverse split or to dissent from the payment of cash in lieu of fractional shares resulting from the reverse split.

PAYMENT FOR FRACTIONAL SHARES

     We will not issue scrip or fractional certificates in connection with the reverse stock split. Instead, if you would otherwise be entitled to receive fractional shares because you hold a number of shares not evenly divisible by the split ratio, then you will be entitled, upon surrender to our exchange agent of certificates representing such shares, to receive a cash payment in lieu thereof based upon the average closing price per share of our common stock as reported on Nasdaq for the ten trading days immediately preceding the effective date. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described above.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

     The following is a summary of important tax considerations of the reverse stock split. This summary addresses only shareholders who hold shares of our common stock as capital assets. The summary does not purport to be complete and does not address shareholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign shareholders, shareholders who hold our common stock as part of a straddle, hedge, or conversion transaction, and shareholders who acquired our common stock pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign and other laws. Each shareholder is advised to consult his or her tax advisor as to his or her own situation.

     A shareholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the shares issuable by us upon the effectiveness of the reverse stock split. The aggregate tax basis of the shares received in connection with the reverse stock split will be equal to the aggregate tax basis of the shares exchanged therefor (excluding any portion of the holder's basis allocated to fractional shares), and the holding period of the shares received in connection with the reverse stock split will include the holding period of the shares exchanged.

     A holder of our common stock who receives cash in lieu of fractional shares will generally be treated as having exchanged a fractional share interest for cash in a redemption by us. The amount of any gain or loss will be equal to the difference between the portion of the tax basis of the pre-split shares allocated to the fractional share interest and the cash received.

REQUIRED VOTE; RECOMMENDATION OF THE BOARD OF DIRECTORS

     Approval of the reverse stock split requires the affirmative vote of a majority of the votes cast. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                STOCK OWNERSHIP

     The following table sets forth, as of March 15, 2001, information as to PowerCerv's common stock beneficially owned by: (i) each director of PowerCerv,
(ii) each executive officer named in the Summary Compensation Table, (iii) all directors and executive officers of PowerCerv as a group and (iv) any person who is known by PowerCerv to be the beneficial owner of more than 5% of the outstanding shares of common stock.


                                                              AMOUNT AND NATURE OF
                NAME OF BENEFICIAL OWNER(1)                   BENEFICIAL OWNERSHIP   PERCENT
                ---------------------------                   --------------------   -------
DIRECTORS AND EXECUTIVE OFFICERS
Marc J. Fratello(2).........................................        2,929,849         19.5%
Michael J. Simmons..........................................                0            *
Lawrence J. Alves(3)........................................           65,749            *
Ira Herman(4)...............................................          207,103            *
Gary L. Oberg(5)............................................          104,753            *
John Montague(6)............................................           75,000            *
Roger Ciarleglio(7).........................................           25,000            *
Roy E. Crippen, III(8)......................................        1,538,750         10.2%
Robert H. Davies............................................                0            *
O.G. Greene(9)..............................................           75,749            *
Shawn Severson..............................................                0            *
All directors and executive officers as a group (14
  persons)(10)..............................................        5,260,870         35.0%
5% SHAREHOLDERS
Dimensional Fund Advisors Inc.(11)..........................          829,500          5.5%
David A. Straz, Jr.(12).....................................        2,000,000         13.3%


---------------

  *  Less than 1%

 (1) The business address for Messrs. Fratello, Simmons, Alves, Herman, Oberg, Montague, Ciarleglio, Crippen, Davies, Greene and Severson is c/o PowerCerv Corporation, 400 North Ashley Drive, Suite 2700, Tampa, Florida 33602. The business address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. The business address for David
     A. Straz, Jr. is 4805 Swann Ave., Tampa, Florida 33609.

 (2) Includes 2,673,600 shares held by M.J.F. Limited Partnership, a Nevada limited partnership in which Mr. Fratello is the limited partner and a Nevada corporation, of which he is the sole shareholder and director, is the general partner, and 256,249 shares that are subject to stock options that are exercisable within 60 days of March 15, 2001.
 (3) Includes 55,749 shares that are subject to stock options that are exercisable within 60 days of March 15, 2001.

 (4) Includes 207,103 shares that are subject to stock options that are exercisable within 60 days of March 15, 2001.
 (5) Includes 104,573 shares that are subject to stock options that are exercisable within 60 days of March 15, 2001.
 (6) Includes 75,000 shares that are subject to stock options that are exercisable within 60 days of March 15, 2001.
 (7) Includes 25,000 shares that are subject to stock options that are exercisable within 60 days of March 15, 2001.
 (8) Includes 1,338,750 shares held by R.C.F. Company Limited Partnership, a Nevada limited partnership in which Mr. Crippen is the limited partner and a Nevada corporation, of which he is the sole shareholder and director, is the general partner, and 200,000 shares that are subject to stock options exercisable within 60 days of March 15, 2001.
 (9) Includes 55,749 shares that are subject to stock options that are exercisable within 60 days of March 15, 2001.
(10) Includes 16,000 shares held by other executive officers and 222,917 shares that are subject to stock options exercisable within 60 days of March 15, 2001. Also includes 979,423 shares that are subject to stock options exercisable within 60 days of March 15, 2001 held by the Named Executive Officers and directors (see footnotes 2-9 above).
(11) The number of shares shown in the table is based upon an amendment to a
     Schedule 13G filed with the SEC on February 2, 2001.
(12) The number of shares shown in the table is based upon a Schedule 13D filed with the SEC on June 18, 1999.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under U.S. securities laws, directors, executive officers and persons holding more than 10% of PowerCerv's common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and PowerCerv must identify in this proxy statement those persons who did not file these reports when due. Based solely on its review of copies of the reports filed with the SEC and written representations of its directors and executive officers, PowerCerv believes that the following reports were not filed in fiscal 2000: Ira Herman failed to timely file his Form 3 and one Form 5 reporting three transactions, Robert Davies failed to timely file his Form 3 and one Form 5 reporting one transaction, Gary Oberg failed to timely file his Form 3, John Montague failed to timely file his Form 3, Roger Ciarleglio failed to timely file his Form 3, O.G. Greene failed to timely file one Form 5 reporting three transactions, Hayward S. Galloway failed to timely file his Form 3 and one Form 4 reporting four transactions.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information as of March 15, 2001, concerning PowerCerv's executive officers, continuing directors and nominees for director.

                                                                                      YEAR FIRST
                                                                                       BECAME A
NAME                                                 POSITION(S)                AGE    DIRECTOR
----                                                 -----------                ---   ----------
Marc J. Fratello......................  Chairman, Chief Executive Officer and   43       1992
                                          Director
Lawrence J. Alves.....................  Vice President of Finance and Chief     60         --
                                          Financial Officer
Ira Herman............................  Senior Vice President of Operations     53         --
Scott Galloway........................  Vice President of Marketing             39         --
Richard L. Poggi......................  Vice President of Sales                 34         --
Rocky A. White........................  Vice President of Business Development  37         --
Roy E. Crippen, III...................  Director                                42       1992
Robert H. Davies......................  Director                                64       2000
O.G. Greene...........................  Director                                59       1996
Shawn Severson........................  Director                                30       2000

     MARC J. FRATELLO has served as a director of PowerCerv since its inception in 1992 and as President from PowerCerv's inception until March 1998. Mr. Fratello also served as PowerCerv's Chief Operating Officer from December 1995 until December 1997, as Chief Executive Officer from January 1998 to January 2000 and from July 2000 to present and as Chairman since January 1, 1998. Before founding PowerCerv in 1992, Mr. Fratello spent 10 years at Unisys Corporation. The last position Mr. Fratello held with Unisys was Director, CASE/4GL Products. Mr. Fratello recently resigned as a director of VitalCast.com, an internet alternative healthcare company located in Tampa, Florida. Mr. Fratello earned a Bachelor of Science degree from Franklin and Marshall College and a Masters degree in Administration from the University of Pennsylvania's Wharton School. Pursuant to a Shareholders' Agreement, dated June 9, 1999 among Mr. Fratello, Mr. Crippen (and certain of their affiliates) and Mr. David Straz (the "Shareholders' Agreement"), the parties thereto agreed to vote or cause their affiliates or permitted transferees to vote all of the shares of common stock that they own or control for the election of Mr. Fratello, Mr. Crippen and Mr. Straz, as directors of PowerCerv, unless such individual requests otherwise. Mr. Fratello is the first cousin of Mr. Poggi, who is PowerCerv's Vice President of Sales.

     LAWRENCE J. ALVES has served as Vice President of Finance and Chief Financial Officer of PowerCerv since June 1999. Before joining PowerCerv, Mr. Alves served as Vice President of Finance and Chief Financial Officer of Acucorp, Inc. from January 1997 to April 1998, Acucorp sells COBOL tools used to upgrade legacy software to the latest environments. From September 1995 to December 1996, Mr. Alves worked as an independent consultant on accounting and financial matters for high technology companies. From October 1992 to September 1995, Mr. Alves served as Treasurer for Horizons Technology, Inc., a software developer specializing in military and commercial applications.

     ROY E. CRIPPEN, III has served as a director of PowerCerv since its inception in 1992. In April 1999, Mr. Crippen became the President, Chief Operating Officer and a director of digital fusion, inc. (formerly known as R.O.I. Consulting, Inc.), a privately-held consulting services company which, on March 31, 1999, purchased the net assets of PowerCerv's general consulting and general education businesses. On March 2, 2000, IBS Interactive Inc., a provider of internet and information technology services, acquired all of the outstanding capital stock of digital fusion pursuant to a merger. Mr. Crippen has served as Chief Operating Officer of IBS Interactive since the consummation of the merger and as its President since October 2000.

From April 1992 to March 1999, Mr. Crippen served in various executive management roles with PowerCerv including Executive Vice President
(1992 -- 1998), Chief Technology Officer (1992 -- 1999), Acting President and Chief Operating Officer (1998), and Vice Chairman (1998 -- 1999). Pursuant to the Shareholders' Agreement, the parties thereto agreed to vote or cause their affiliates or permitted transferees to vote all of the shares of common stock that they own or control for the election of Mr. Fratello, Mr. Crippen, and Mr. David Straz to PowerCerv's Board of Directors, unless such individual requests otherwise. In accordance with Mr. Crippen's Termination Agreement with PowerCerv, Mr. Crippen shall be nominated for election to PowerCerv's board of directors as long as Mr. Crippen holds at least 2.89% of PowerCerv's common stock.

     ROBERT H. DAVIES has served as a director of PowerCerv since October 2000. Mr. Davies served as Chairman and Chief Executive Officer of Software Business Technologies, Inc., a privately-held financial software developer in San Rafael, California, from June 1980 to August 2000. Mr. Davies has been retired since August 2000.

     IRA HERMAN has served as Senior Vice President of Operations of PowerCerv since July 2000. Mr. Herman also served as PowerCerv's Senior Vice President of Services from January 1999 to July 2000 and as PowerCerv's Vice President of Corporate Services from April 1998 to January 1999. From January 1994 to April 1998, Mr. Herman was self-employed as a consultant.

     SCOTT GALLOWAY has served as Senior Vice President of Products & Marketing since January 2001. Mr. Galloway also served as PowerCerv's Vice President of Product Marketing-ERP Solutions, from January 1999 to January 2001, and as PowerCerv's Director of Application Sales & Marketing from January 1995 to January 1999.

     RICHARD L. POGGI has served as Vice President of Sales of PowerCerv since January 2001. Mr. Poggi also served as PowerCerv's Regional Sales Manager for the Northeast from March 1997 to January 2001. Prior to joining PowerCerv, between 1994 and 1997, Mr. Poggi served as a Business Development Manager for TJI Lighting, a regional manufacturers representative firm specializing in specification and sales of commercial and industrial lighting fixtures and applications. Mr. Poggi is the first cousin of Mr. Fratello, PowerCerv's Chairman and Chief Executive Officer.

     ROCKY A. WHITE has served as Vice President of Business Development of PowerCerv since February 2001. Mr. White also served as PowerCerv's Vice President of Corporate Marketing from June 2000 to February 2001 and as PowerCerv's Director of Marketing Services from October 1999 to June 2000. From June 1999 to October 1999, Mr. White was self-employed as a consultant. From June 1998 to June 1999, Mr. White was the Director of Marketing Programs of Solomon Software. From January 1991 to June 1999, Mr. White was the Marketing Director of Macola Software.

     O.G. GREENE has served as a director of PowerCerv since October 1996. Mr. Greene has served as the Chief Executive Officer of Speer Communications, a Nashville, Tennessee provider of information and media services on an out-source basis, since March 1998. From June 1995 to March 1998, Mr. Greene served as President and Chief Executive Officer of GridNet International LLC, an enhanced service provider in the telecommunications industry located in Atlanta, Georgia. From May 1992 to June 1995, Mr. Greene was the Executive Vice President and Chief Operating Officer of First Financial Management Corporation, a firm providing payment systems services to the credit card, check and health care industries in Atlanta. From February 1991 to May 1992, Mr. Greene was the President and CEO of National Data Corporation, a firm providing payment systems services to the credit card, check and health care industries in Atlanta. Mr. Greene also is on the board of directors of The National Registry Inc. in St. Petersburg, Florida and Auburn University.

     SHAWN SEVERSON has served as a director of PowerCerv since January 2001. Mr. Severson has served as a Senior Vice President Equity Research for Raymond James since June 1999. From April 1997 to June 1999, Mr. Severson served as a Vice President Equity Research at EVEREN Securities, Inc. From January 1997 to April 1997, Mr. Severson served as a Junior Equity Analyst for Salomon Brothers, Inc. From July 1996 to January 1997, Mr. Severson served as a Senior Analyst for Wasserstein Perella & Co. From July 1993 to July 1996, Mr. Severson worked for EVEREN Securities, Inc., where he began as a Research Assistant, was promoted to Research Associate and then promoted to Assistant Vice President.

                             EXECUTIVE COMPENSATION

     The following table presents certain information concerning the total compensation earned by or paid to during the three fiscal years ended December 31, 2000: (1) the current and former Chief Executive Officer of PowerCerv (2) each of the four other most highly compensated executive officers of PowerCerv who earned more than $100,000 in salary and bonus during the last fiscal year and (3) one other former executive officer who would have been among the most highly compensated executive officer if he had been as such at the end of the last fiscal year (collectively, the "Named Executive Officers").

                         SUMMARY COMPENSATION TABLE(1)

                                                ANNUAL COMPENSATION                    LONG TERM
                                        -----------------------------------   ----------------------------
                                                               OTHER ANNUAL   UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR   SALARY(2)   BONUS(3)   COMPENSATION    OPTIONS     COMPENSATION(4)
---------------------------      ----   ---------   --------   ------------   ----------   ---------------
Marc J. Fratello...............  2000   $215,625    $20,000         $0        $   50,000       $    0
  Chairman and                   1999    250,000          0          0           125,000        1,140
  Chief Executive Officer        1998     79,980     25,000          0           200,000        2,450
Michael J. Simmons(5)..........  2000   $150,000    $20,000         $0                         $    0
  Former President and Chief     1999    225,000          0          0                 0            0
  Executive Officer              1998    143,679     50,000          0         1,000,000            0
Lawrence J. Alves(6)...........  2000   $115,000    $10,000         $0            50,000       $    0
                                 1999                                             75,000
Gary L. Oberg(7)...............  2000   $142,083    $10,000         $0            75,000       $    0
Ira Herman.....................  2000   $160,000    $35,000         $0            40,000       $    0
Roger Ciarleglio...............  2000   $141,666    $66,412         $0                 0       $    0
John Montague(8)...............  2000   $125,250    $ 5,000         $0                 0       $    0

---------------

(1) The aggregate amount of prerequisites and other personal benefits, if any, did not exceed the lesser of $50,000 or 10% of the total amount salary and bonus beyond for each Named Executive Officer and has therefore been omitted.
(2) Includes any amount deferred by the Named Executive Officers pursuant to PowerCerv's 401(k) Plan.
(3) Bonuses are reported in the year earned, even if actually paid in a subsequent year.
(4) "All Other Compensation" represents matching contributions made by PowerCerv to the Named Executive Officers under PowerCerv's 401(k) Plan.
(5) Mr. Simmons joined PowerCerv in March 1998 and terminated his employment with the Company in August 2000. Mr. Simmons' salary includes $62,500 received by him as severance pursuant to his employment agreement.
(6) Mr. Alves joined PowerCerv in June 1999.
(7) Mr. Oberg became Chief Technology Officer in July 2000 and terminated his employment in January 2001.
(8) Mr. Montague became an executive officer of PowerCerv in August 2000 and terminated his employment with the Company in September 2000. Mr. Montague's salary excludes $41,250, received by him as severance, pursuant to his employment agreement.

OPTION GRANTS DURING FISCAL YEAR 2000

     The following table sets forth certain information concerning grants of stock options to each of the Named Executive Officers of PowerCerv during the fiscal year ended December 31, 2000. The amounts under "Potential Realizable Value at Assumed Annual Rate of Stock Appreciation for Option Term" represent the hypothetical gains of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over their exercise price for the full option term from the date the option was granted. These assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future common stock prices.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE
                                NUMBER OF       % OF TOTAL                                     VALUE AT ASSUMED
                                SHARES OF         OPTIONS                                   ANNUAL RATES OF STOCK
                               COMMON STOCK     GRANTED TO                                  PRICE APPRECIATION FOR
                                UNDERLYING       EMPLOYEES                                       OPTION TERM
                                 OPTIONS         IN FISCAL    EXERCISE PRICE   EXPIRATION   ----------------------
NAME                            GRANTED(1)         YEAR         PER SHARE         DATE         5%           10%
----                         ----------------   -----------   --------------   ----------   ---------    ---------
Marc J. Fratello(2)........       50,000            2.5          $0.2580        12/11/10     $ 8,113      $20,559
Michael J. Simmons.........            0             --               --              --          --           --
Lawrence J . Alves(3)......       50,000            2.5           0.7500         8/07/10      23,583       59,765
Gary L. Oberg(4)...........       75,000            3.8           0.7500         8/07/10      35,375       89,647
Ira Herman(3)..............       40,000            2.0           0.7500         8/07/10      18,866       47,812
Roger Ciarleglio(5)........       25,000            1.3             0.29         3/22/02         467          961
John Montague(5)...........       75,000            3.8            1.565         9/20/10       7,554       15,559

---------------

(1) All options granted to the Named Executive Officers were granted in 2000 pursuant to the Stock Option Plan and are subject to the terms of such plan.
(2) These options will vest by December 11, 2002, as long as the optionee maintains continuous employment with PowerCerv.
(3) These options will vest by August 7, 2002, as long as the optionee maintains continuous employment with PowerCerv.
(4) 2,832 options will vest on August 7, 2001 and the remaining options will vest by August 7, 2002, as long as the optionee maintains continuous employment with PowerCerv.
(5) These options vested on their respective dates of grant.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information concerning the exercise of options during the fiscal year ended December 31, 2000, and the aggregate value of unexercised options at December 31, 2000, for each of the Named Executive Officers. PowerCerv does not have any outstanding stock appreciation rights.

                                                               NUMBER OF SECURITIES
                                                                    UNDERLYING
                                                                UNEXERCISED OPTIONS             IN-THE-MONEY AT
                        SHARES ACQUIRED                        AT DECEMBER 31, 2000          DECEMBER 31, 2000(2)
                              ON               VALUE        ---------------------------   ---------------------------
NAME                      EXERCISE(1)     REALIZED ($)(2)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    ---------------   ---------------   -----------   -------------   -----------   -------------
Marc J. Fratello......        $0                $0            231,250        143,750          $0             $0
Michael J. Simmons....         0                 0                  0              0           0              0
Lawrence J. Alves.....         0                 0             37,500         87,500           0              0
Gary L. Oberg.........         0                 0             72,016        177,984           0              0
Ira Herman............         0                 0            161,148        143,852           0              0
Roger Ciarleglio......         0                 0             25,000              0           0              0
John Montague.........         0                 0             75,000              0           0              0

---------------

(1) The closing price for PowerCerv's common stock as reported on the Nasdaq National Market on December 29, 2000 was $0.2190.
(2) Value realized is calculated based on the difference between the option exercise price and the closing market price of PowerCerv's common stock on the date of exercise multiplied by the number of shares to which the exercise relates.

EMPLOYMENT AGREEMENTS

     Effective April 10, 1997, Marc J. Fratello entered into an Employment, Non-competition, Development and Confidentiality Agreement with PowerCerv. This agreement is for one year plus renewable one-year extensions subject to either PowerCerv's or Mr. Fratello's right of cancellation. This agreement also provides certain piggyback registration rights to Mr. Fratello. In addition, PowerCerv agreed to pay Mr. Fratello twelve months of severance pay, including base salary and bonus, if his employment is terminated (1) by mutual agreement of Mr. Fratello and PowerCerv, (2) by either party after the agreement's twelve month term has elapsed, (3) by PowerCerv following a disability determination of Mr. Fratello, or following PowerCerv's early termination of the agreement on certain notice or (4) by Mr. Fratello if PowerCerv breaches the agreement, upon certain changes of control of PowerCerv, or following Mr. Fratello's formal notice of termination after April 1998. This agreement also contains a one-year non-compete provision following its expiration or earlier termination. In January 1999, the Compensation Committee established Mr. Fratello's base salary at $250,000, his target annual bonus up to $150,000 and granted him options for 125,000 shares of Common Stock under the Stock Option Plan, which will vest on December 31, 2001 or earlier upon the Common Stock, as traded on Nasdaq, closing at or above certain specified stock prices ($5, $9 and $14 per share) for at least twenty consecutive trading days.

     Effective February 19, 1998, Michael J. Simmons entered into an Employment Agreement with PowerCerv. Mr. Simmons' employment agreement is for a period commencing March 1998 and expiring December 31, 2000, plus renewable one-year extensions subject to either PowerCerv's or Mr. Simmons' right of cancellation. The agreement provides for an annual base salary of $175,000 in 1998 ($225,000 in 1999), an annual target bonus of $200,000 in 1998 (with a guaranteed minimum bonus of $50,000 in 1998 and no guaranteed minimum in 1999) and certain other benefits. The terms of Mr. Simmons' annual target bonus are consistent with other members of PowerCerv's executive management team. In addition, PowerCerv agreed to pay Mr. Simmons twelve months base salary and vest certain of his outstanding stock options as follows: (1) upon a change of control where Mr. Simmons is not offered an equal or better position and compensation package, (2) if PowerCerv terminated Mr. Simmons without "cause," (3) if a change in the person to whom Mr. Simmons reports occurs (unless he were elected CEO) or (4) if Mr. Simmons were constructively terminated by PowerCerv. In January 1999, the Compensation Committee confirmed Mr. Simmons' 1998 bonus of $50,000. Mr. Simmons terminated his employment with PowerCerv effective August 31, 2000. Mr. Simmons Employment Agreement provided for severance payments equal to his then current salary payable in twelve equal monthly installments.

     Effective April 7, 1998, Ira Herman entered into an Employment Agreement with PowerCerv. Mr. Herman's employment agreement automatically renewed on April 30, 1999 for a term expiring on December 31, 2000. As of December 31, 2000, Mr. Herman's employment agreement automatically renews for successive one-year terms unless terminated by either party. The agreement provides for an annual base salary of $125,000, subject to review on an annual basis by PowerCerv's Compensation Committee, and an annual target bonus of up to $125,000 based on PowerCerv achieving certain revenue and operating income targets, which are set by PowerCerv's board and certain other subjective criteria. Mr. Herman's employment agreement also provides for the grant of non-qualified options to purchase up to 215,000 shares of PowerCerv's common stock on the effective date of his employment agreement, subject to vesting schedules described in the agreement. In addition, PowerCerv agrees to make a payment to Mr. Herman equal to his annual base salary (payable in twelve monthly installments) and to vest certain stock options as follows: (a) if PowerCerv is merged, consolidated, acquired, sold, liquidated or disposes of substantially all of its business or assets and Mr. Herman is not offered at least a comparable position with similar or better pay, (b) if PowerCerv terminates Mr. Herman without cause or (c) if Mr. Herman terminates the agreement because PowerCerv has materially reduced his title or responsibilities, provided that he is not in breach and does not subsequently breach certain provisions of his employment agreement, including a non-compete agreement, which survives for one year following his termination.

     Effective March 23, 1998, John Montague entered into an Employment Agreement with PowerCerv. Mr. Montague terminated his employment with PowerCerv in September 2000. Mr. Montague's employment agreement provided for an annual base salary of $150,000, subject to review on an annual basis by PowerCerv's Compensation Committee, and an annual target bonus of up to $150,000 based on PowerCerv achieving certain revenue and operating income targets, which are set by PowerCerv's board, and certain other subjective criteria. Mr. Montague's employment agreement also provides for the grant of non-qualified options, 75,000 of which vested before Mr. Montague terminated his employment with the Company. In connection with the termination of his employment, Mr. Montague is entitled to severance payments under the terms of his employment agreement in an amount equal to his then current annual base salary (payable in twelve equal monthly installments), and certain health and life insurance benefits and accelerated vesting of certain of his outstanding stock options, provided that he does not subsequently breach certain provisions of his employment agreement, including a non-compete agreement, which survives for one year following his termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Director's Compensation Committee (the "Committee") currently consists of Messrs. Crippen, Fratello and Davies. Mr. Fratello is the Chairman and Chief Executive Officer of PowerCerv. Messrs. Crippen and Davies are outside directors. In fiscal 2000, all compensation matters relative to Mr. Fratello were addressed by the full Board of Directors.

     Mr. Fratello, the Chairman of PowerCerv, served the board of directors of Software Business Technologies, Inc. ("SBT") from September 1996 to the first quarter of 2000. Mr. Davies served as Chairman and Chief Executive Officer of SBT from June 1980 to August 2000. In December 1996, PowerCerv purchased a five-percent ownership interest in SBT for $1.5 million. During 1997, PowerCerv provided approximately $8,300 of technical services to SBT and amended its June 1996 partnering agreement (the "Partnering Agreement") by expanding the OEM license rights for a license fee of $250,000. This 1997 amendment also provided evaluation license rights to other application products of PowerCerv and reduced the total royalties due under the Partnering Agreement to $1.75 million from $2 million. In 1998, PowerCerv further amended its Partnering Agreement, expanding certain rights of SBT, eliminating future royalties, and providing for additional license payments in 1998 totaling $825,000. Also during 1998, PowerCerv received approximately $17,000 in royalty and service payments from SBT under the Partnering Agreement, as amended. Separately, in 1998, PowerCerv expanded its rights to exercise its "put" options on its shares of preferred stock of SBT and exercised its option on 98,232 shares for $500,000. During 1999, PowerCerv further amended the Partnering Agreement by expanding the license rights of SBT for additional license payments of $350,000. PowerCerv exercised its remaining put options on 196,679 shares of SBT preferred stock in June 2000.

     On March 31, 1999, pursuant to an asset purchase agreement dated March 30, 1999, PowerCerv sold the net assets of its general consulting group and general education group to digital fusion, inc. (formerly known as ROI Consulting, Inc.). digital fusion paid part of the purchase price under the asset purchase agreement in the form of a promissory note in the principal amount of $827,500 payable in equal, quarterly installments beginning December 31, 2000 and bearing interest at a rate of 4.56% per year. On March 2, 2000, IBS Interactive, Inc. acquired all of the outstanding capital stock of digital fusion pursuant to a merger. During 2000, payments to PowerCerv on the note equaled approximately $62,530.00. Mr. Crippen, who served as director, Vice Chairman and Chief Technology Officer of PowerCerv from 1992 until his resignation as Vice Chairman and Chief Technology Officer of PowerCerv on March 31, 1999, serves as President and Chief Operating Officer of IBS Interactive. Mr. Crippen remains a director of PowerCerv.

     On September 30, 1999, PowerCerv entered into an amendment to an OEM Agreement with digital fusion, dated March 31, 1999, whereby digital fusion is obligated to pay PowerCerv a nonrefundable license fee for the use of certain of PowerCerv's software. The amount of the license fee pursuant to the amendment is $350,000, which is to be paid as follows: $50,000 on or before November 30, 1999; $10,000 on or before March 31, 2000; $100,000 on or before June 30, 2000 and $100,000 on or before September 30, 2000. On September 29, 2000, PowerCerv entered into a second amendment with digital fusion to the OEM Agreement described above whereby digital fusion licensed additional software. Pursuant to that second amendment, digital fusion shall pay PowerCerv a nonrefundable license fee of $350,000 payable as follows: $140,000 at the time of execution of the amendment, $105,000 by December 31, 2000, and $105,000 by March 31, 2001.
The second amendment terminated any further royalty due PowerCerv for the sale of software licensed to digital fusion pursuant to the amendment dated September 30, 1999.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following Report of the Committee and the performance graph included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by PowerCerv under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent PowerCerv specifically incorporates this Report or the performance graph by reference in such filings.

  The Committee's Responsibilities

     The Committee is currently composed of PowerCerv's Chairman, Mr. Fratello, and two outside directors of PowerCerv, Roy Crippen and Robert Davies. The Committee, or in its absence, the full Board of Directors reviews, recommends and approves changes to PowerCerv's compensation policies and programs. Reports of the Committee's actions are presented to the full Board. The purpose of this report is to summarize the philosophical principals, specific program objectives and other factors considered by the Committee in reaching its determinations regarding the compensation of PowerCerv's executive officers.

  Compensation Philosophy

     The Committee has approved principles for the management compensation program that:

     - attract, motivate, reward and retain the management talent required to achieve PowerCerv's corporate objectives in a rapidly changing industry

     - reward exceptional performance and contributions to the development of PowerCerv's business; and

     - encourage the development and achievement of strategic objectives that enhance shareholder value.

  Compensation Methodology

     PowerCerv strives to provide a comprehensive performance-based executive compensation package in order to attract and return superior executive talent. PowerCerv's executive management team compensation program includes cash compensation in the form of base salary, annual incentive compensation in the form of discretionary cash bonuses, and long-term incentive awards in the form of stock option grants. In addition, the compensation program is composed of various benefits, including medical and insurance plans, and the 401(k) Plan, which are generally available to all employees of PowerCerv.

COMPONENTS OF COMPENSATION

  Base Salaries; Annual Discretionary Bonuses

     Base salaries and annual discretionary bonus amounts have been established for the Chief Executive Officer and several other executive officers in their respective employment agreements. The Board of Directors approved the employment agreements between PowerCerv and Messrs. Fratello, Simmons, Herman and Montague. See "Executive Compensation -- Employment Agreements." Factors taken into account for setting the amount of base salary and annual discretionary bonus amounts include current compensation, financial performance of PowerCerv and qualitative factors bearing on the individual's experience, responsibilities, management, leadership abilities and job performance.

     During fiscal 2000, the Chairman, Chief Executive Officer and other executive officers participated in a compensation plan based upon the performance of PowerCerv. Generally, each participant was eligible to earn an annual bonus based upon PowerCerv attaining the annual revenue and operating income levels in PowerCerv's financial plan for the year, and also based upon PowerCerv's and/or the executive's fulfillment of certain strategic business accomplishments for the year.

  Stock Options

     Stock options are the principal vehicle used by PowerCerv for the payment of long-term compensation, to provide a stock-based incentive to improve PowerCerv's financial performance, and to assist in the recruitment, motivation and retention of key professional and managerial personnel. Long-term incentive compensation in the form of stock options enables senior management to share in the appreciation of the value of the common stock of PowerCerv. The Board of Directors believes that stock option participation aligns senior management's objectives with long-term stock price appreciation. PowerCerv's Stock Option Plan is administered by the Committee. Starting in February 1998, PowerCerv has granted stock options to certain members of PowerCerv's management team, including the Chairman, CEO, and former CFO, which will become 100% vested on December 31, 2001 or earlier upon the common stock, as traded on Nasdaq, closing at or above certain specified stock prices ($5, $9 and $14 per share) for at least twenty consecutive trading days. This vesting schedule is designed to further incentivize PowerCerv's management team to increase the value of PowerCerv and the price of its Common Stock.

  Other Benefits

     PowerCerv also has various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. PowerCerv offers a 401(k) Plan, maintains medical and insurance plans and other benefits for its employees.

     Compensation of Chief Executive Officer. Mr. Fratello served as PowerCerv's Chairman during fiscal year 2000 and as the Company's Chief Executive Officer for part of that year. Mr. Fratello's compensation was established in his April 1997 Employment, Noncompetition, Development and Confidentiality Agreement. The Board of Directors approved this employment agreement on April 10, 1997. In 1997, Mr. Fratello's compensation package consisted of the base salary, annual discretionary bonus, and other employee benefit programs similar to other executive officers of PowerCerv. In January 1999, the Committee established Mr. Fratello's base salary, annual bonus, and other longer-term incentive opportunities. Mr. Fratello's discretionary bonus is based upon PowerCerv attaining certain revenue and operating income levels and on Mr. Fratello's fulfillment of certain strategic business accomplishments. In determining Mr. Fratello's compensation, the Committee reviewed the compensation paid to CEO's of comparable companies. The Committee enhanced Mr. Fratello's stock based compensation to further link his remuneration to the return to PowerCerv's shareholders.

     For fiscal year 2000, Mr. Simmons served as PowerCerv's Chief Executive Officer until August of 2000. Mr. Simmons' compensation was established in February 1998 in his employment agreement. Mr. Simmons' compensation package consists of the base salary, annual discretionary bonus, and other employee benefit programs similar to other executive officers of PowerCerv. Mr. Simmons' discretionary bonus is based on PowerCerv attaining certain revenue and operating income levels and on Mr. Simmons' achievement of certain strategic business accomplishments.

     Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to any of the executive officers, unless certain requirements are met. PowerCerv expects no adverse tax consequences under Section 162(m) for fiscal year 2000.

                                          Submitted by the Compensation
                                          Committee

                                          Roy Crippen
                                          Mark J. Fratello
                                          Robert Davies

                               PERFORMANCE GRAPH

     The following graph presents PowerCerv's total shareholder return of an investment of $100 in cash on March 1, 1996(1) for (1) PowerCerv's Common Stock,
(2) the Nasdaq Stock Market -- U.S. Index (the "Nasdaq Index")(1) and (3) the Nasdaq Computer & Data Processing Services Stocks represented by companies in SIC code 737 (the "Computer & Data Processing Index")(1). All Values and returns assume reinvestment of the full amount of all dividends.


                     COMPARISON OF CUMULATIVE TOTAL RETURN

               FOR THE PERIOD FROM 3/1/96 THROUGH 12/31/00 AMONG
                    POWERCERV CORPORATION, THE NASDAQ INDEX
                    AND THE COMPUTER & DATA PROCESSING INDEX

                        [STOCK PRICE PERFORMANCE GRAPH]

                                                                                                             COMPUTER & DATA
                                                  POWERCERV CORPORATION           NASDAQ INDEX              PROCESSING INDEX
                                                  ---------------------           ------------              ----------------
3/1/1996                                                 100.00                      100.00                      100.00
3/31/1996                                                106.36                      101.70                      102.73
6/30/1996                                                 80.33                      109.98                      114.19
9/30/1996                                                 27.05                      113.91                      116.46
12/31/1996                                               32.787                      119.52                      121.10
3/31/1997                                                23.771                      113.03                      112.42
6/30/1997                                                22.131                      133.74                      144.12
9/30/1997                                                21.311                      156.36                      157.63
12/31/1997                                                14.75                      146.38                      148.83
3/31/1998                                                19.672                      171.32                      196.64
6/30/1998                                                 29.51                      176.03                      217.81
9/30/1998                                                 19.67                      158.83                      204.35
12/31/1998                                                12.30                      206.40                      265.51
3/31/1999                                                 22.95                      231.47                      320.23
6/30/1999                                                 18.03                      253.22                      333.12
9/30/1999                                                 15.98                      259.52                      345.90
12/31/1999                                                34.43                      383.56                      583.58
3/31/2000                                                 25.41                      430.53                      576.48
6/30/2000                                                  9.84                      374.32                      470.57
9/30/2000                                                  6.56                      344.42                      435.23
12/31/2000                                                 1.43                      230.60                      268.55

     The information presented in the graph above was obtained by PowerCerv from outside sources it considers to be reliable but has not been independently verified by PowerCerv.

(1) PowerCerv completed the initial public offering of its Common Stock on March 1, 1996. PowerCerv's 1996 fiscal year ended December 31, 1996. This "Performance Graph" assumed that $100 was invested on March 1, 1996 in PowerCerv's Common Stock at PowerCerv's initial public offering price of $14.00 per share and at the closing sales price for each index on that date. No cash dividends have been declared on PowerCerv's Common Stock. Shareholder returns over the indicated should not be considered indicative of future shareholder returns.
(2) The Nasdaq Index and the Computer & Data Processing Index are calculated by the Center for Research in Securities Prices.

                              CERTAIN TRANSACTIONS

     Mr. Crippen and Mr. Fratello and Mr. Davies have certain relationships with respect to PowerCerv described under "Compensation Committee Interlocks and Insider Participation."

             PROPOSALS OF SHAREHOLDERS FOR THE NEXT ANNUAL MEETING


     Proposals of shareholders intended for presentation at the 2002 Annual Meeting of Shareholders must be received by PowerCerv on or before January 5, 2002, in order to be considered for inclusion in PowerCerv's proxy statement and form of proxy for that meeting.


     PowerCerv's Articles of Incorporation also require advance notice to PowerCerv of any shareholder proposal and of any nominations by shareholders of persons to stand for election as directors at a shareholders' meeting. Notice of shareholder proposals and of director nominations must be timely given in writing to the Secretary of PowerCerv before the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive office of PowerCerv not less than 60 days before the meeting of shareholders; provided, however, that if less than 70 days' notice before public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder, in order to be timely, must be so delivered or received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

     In addition to the matters required to be set forth by the rules of the SEC, a shareholder's notice with respect to a proposal to be brought before the annual meeting must set forth (1) a brief description of the proposal and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on PowerCerv's books, of the shareholder proposing such business and any other shareholders known by such shareholder to be supporting such proposal, (3) the class and number of shares of PowerCerv that are beneficially owned by such shareholder on the date of such shareholder notice and by other shareholders known to such shareholder to be supporting such proposal on the date of such shareholder notice and (4) any financial interest of the shareholder in such proposal.

     A shareholder's notice with respect to a director nomination must set forth
(1) as to each nominee (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of PowerCerv that are beneficially owned by such person, (d) all information that would be required to be included in the proxy statement soliciting proxies for the election of the nominee director (including such person's written consent to serve as a director if so elected), and (2) as to the shareholder providing such notice (a) the name and address, as they appear on PowerCerv's books, of the shareholder and (b) the class and number of shares of PowerCerv that are beneficially owned by such shareholder on the date of such shareholder notice.

     The complete Articles of Incorporation provisions governing these requirements are available to any shareholder without charge upon request from the Secretary of PowerCerv.

                                 OTHER MATTERS

     The Board of Directors knows of no other matter to be presented at the Meeting. If any other matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the judgment of the individuals named in the proxy.

     PowerCerv will provide to any shareholder, upon the written request of any such person, a copy of PowerCerv's Annual Report on Form 10-K, including the financial statements and the schedules thereto, for its fiscal year ended December 31, 2000, as filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934. All such requests should be directed to Kimberley Robbins, Secretary, PowerCerv Corporation, 400 North Ashley Drive, Suite 2700, Tampa, Florida 33602. No charge will be made for copies of such annual report; however, a reasonable charge for the exhibits will be made.
                                          By Order of the Board of Directors,

                                          /s/ Kimberly Robbins

                                          Kimberley Robbins,
                                          Secretary

Tampa, Florida
May 9, 2001

                                                                      APPENDIX A

                             POWERCERV CORPORATION

                            AUDIT COMMITTEE CHARTER

ROLE

     The primary function of the audit committee of the board of directors of PowerCerv Corporation (the "Company") is to assist the board of directors in fulfilling the oversight responsibilities it has under the law with respect to
(1) the financial reports and other financial information provided by the Company to the public, (2) the Company's systems of internal controls regarding finance and accounting established by management and the board, and (3) the Company's auditing, accounting, and financial reporting processes generally. The external auditors, in their capacity as independent public accountants, shall be responsible to the board of directors and the audit committee as representatives of the shareholders. The audit committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants and management of the Company. In discharging this oversight role, the committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

COMPOSITION

     Members of the audit committee shall be elected annually by the full board and shall hold office until the earlier of (1) the election of their respective successors, (2) the end of their service as a director of the Company (whether through resignation, removal, expiration of term, or death), or (3) their resignation from the committee. The membership of the audit committee shall consist of at least three independent directors (as defined in the relevant exchange listing standards) each of whom is able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and statement of cash flows, or will become able to do so within a reasonable period after his or her appointment. At least one member of the committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience that results in the individual's financial sophistication.

RESPONSIBILITIES

     The audit committee's responsibilities shall be:

     - A recommendation to the board for the selection and retention of the independent accountant who audits the financial statements of the Company. The committee shall ensure receipt of a formal written statement from the external auditors consistent with standards set by the Independence Standards Board. Additionally, the committee shall discuss with the auditor relationships or services that may affect auditor objectivity or independence. If the committee is not satisfied with the auditors assurances of independence, it shall take or recommend to the board appropriate action to ensure the independence of the external auditor.

     - Review of financial statements and any financial reports or other financial information submitted to the public with management and the independent auditor. It is anticipated that these discussions may include quality of earnings, discussions of significant items subject to estimate, consideration of the suitability of accounting principles, audit adjustments (whether or not recorded), and such other inquiries as may be deemed appropriate by the audit committee.

     - Periodic discussion with management and the auditors regarding the quality and adequacy of the Company's internal controls.

     - Review with financial management and the independent accountants all major financial reports in advance of filing or distribution.

     - Periodic reporting on audit committee activities to the full board and issuance annually of a summary report that may be suitable for submission to the shareholders.

     - Review the charter annually for possible revision.

                                                                      APPENDIX B

                             ARTICLES OF AMENDMENT
                      OF THE ARTICLES OF INCORPORATION OF
                             POWERCERV CORPORATION

     Pursuant to sec. 607.1003 and sec. 607.1006, Florida Statutes, the Articles of Incorporation of Powercerv Corporation (the "Corporation") are hereby amended according to these Articles of Amendment:

     FIRST: The name of the Corporation is Powercerv Corporation.

     SECOND: Article V of the Articles of Incorporation shall be amended by adding a new paragraph to follow the second paragraph, which new paragraph shall read as follows:


     [NOTE: THE FOLLOWING PROVISION HAS BEEN DRAFTED DESCRIBING A 1-FOR-3 REVERSE STOCK SPLIT. AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT, THE BOARD OF DIRECTORS OF POWERCERV WILL IMPLEMENT ONE OF THE FOLLOWING ALTERNATIVE SPLIT
RATIOS: 1-FOR-3; 1-FOR-4; 1-FOR-5; 1-FOR-6; 1-FOR-7; 1-FOR-8; OR 1-FOR-9. THE
TEXT BELOW WILL BE MODIFIED TO CORRESPOND WITH THE REVERSE STOCK SPLIT RATIO DETERMINED BY THE BOARD, IN ITS DISCRETION, TO BE IN THE BEST INTERESTS OF THE SHAREHOLDERS AT THE TIME OF IMPLEMENTATION.]



          "Upon filing of these Articles of Amendment each three shares of Common Stock, $.001 par value per share, of the Corporation then issued and outstanding or held in the treasury of the Corporation automatically shall be combined into one (1) share of Common Stock of the Corporation. There shall be no fractional shares issued. Each holder of shares of Common Stock who otherwise would be entitled to receive a fractional share shall be entitled to receive a cash payment in lieu thereof at a price equal to the fraction to which such holder would otherwise be entitled to receive multiplied by the closing price of Common Stock as reported on NASDAQ Stock Market on the last trading day prior to the filing of these Articles of Amendment to the Articles of Incorporation of the Corporation, or such other price as may be determined by the Board of Directors of the Company."



     THIRD: The foregoing amendment was adopted on                , 2001, at a
meeting of the Board of Directors and on June 1, 2001, at the annual
shareholders' meeting by vote of                shares (greater than a
majority), constituting a sufficient number of votes for the amendment to be approved in accordance with sec. 607.1003, Florida Statutes.



     IN WITNESS WHEREOF, the undersigned has executed this instrument effective
as of the      day of , 2001.


                                          POWERCERV CORPORATION

                                          Marc J. Fratello,
                                          Chairman and Chief Executive Officer

                                  DETACH HERE

                                   POWERCERV

                 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                         ANNUAL MEETING OF SHAREHOLDERS

    The undersigned hereby appoints MARC J. FRATELLO and LAWRENCE J. ALVES, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the common stock of PowerCerv Corporation, that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of PowerCerv Corporation, to be held at the principal executive offices of PowerCerv Corporation, 400 N. Ashley Drive, Suite 2700, Tampa, Florida 33602, on Friday, June 1, 2001, at 10:00 a.m., and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for said Annual Meeting and in their discretion upon all other matters that may properly come before said Annual Meeting.

[X]       PLEASE MARK VOTES AS IN THIS EXAMPLE.

  THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTOR, FOR PROPOSAL 2, FOR PROPOSAL 3 AND AS THE PROXYHOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

1. Election of Directors          NOMINEES: Roy F. Crippen, III, Robert H.
   Davies, Marc J. Fratello, O.G. Greene and Shawn Severson

  [ ] FOR ALL NOMINEES          [ ] WITHHOLD FROM ALL NOMINEES

  ------------------------------------------------------------------------------
  [ ] For all nominees except as noted on the line above

2. TO RATIFY THE SELECTION OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS FOR POWERCERV

              [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

          CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE

3. TO APPROVE AN AMENDMENT TO POWERCERV'S ARTICLES OF INCORPORATION TO EFFECT A STOCK COMBINATION (REVERSE STOCK SPLIT) WHEREBY POWERCERV WILL ISSUE ONE NEW SHARE OF COMMON STOCK IN EXCHANGE FOR ONE OF THE FOLLOWING NUMBERS OF SHARES OF OUTSTANDING COMMON STOCK. POWERCERV'S BOARD OF DIRECTORS WILL DETERMINE THE APPROPRIATE REVERSE STOCK SPLIT RATIO TO IMPLEMENT.



         1-FOR-3         [ ] FOR         [ ] AGAINST         [ ] ABSTAIN


         1-FOR-4         [ ] FOR         [ ] AGAINST         [ ] ABSTAIN


         1-FOR-5         [ ] FOR         [ ] AGAINST         [ ] ABSTAIN


         1-FOR-6         [ ] FOR         [ ] AGAINST         [ ] ABSTAIN


         1-FOR-7         [ ] FOR         [ ] AGAINST         [ ] ABSTAIN


         1-FOR-8         [ ] FOR         [ ] AGAINST         [ ] ABSTAIN


         1-FOR-9         [ ] FOR         [ ] AGAINST         [ ] ABSTAIN


4. With discretionary authority on such other matters as may properly come before the Annual Meeting.

                                [ ] FOR         [ ] AGAINST         [
                                ] ABSTAIN

                                      MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL
                                      MEETING                                [ ]

                                        MARK HERE FOR ADDRESS CHANGE AND NOTE AT
                                      RIGHT                                  [ ]

                                      The Annual Meeting may be held as
                                      scheduled only if a majority of the shares outstanding are represented at the Annual Meeting by attendance or proxy. Accordingly, please complete this proxy, and return it promptly in the enclosed envelope.

                                      Please date and sign exactly as your
                                      name(s) appear on your shares. If signing for estates, trusts, partnerships, corporations or other entities, your title or capacity should be stated. If shares are held jointly, each holder should sign.

                                      PLEASE MARK, SIGN, DATE, AND RETURN THE
                                      PROXY CARD PROMPTLY USING THE ENCLOSED
                                      ENVELOPE.

                                      DATED:
                                        ----------------------------------------

                                      ------------------------------------------
                                      Signature

                                      ------------------------------------------
                                      Signature, if held jointly